MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Greg Dooley
330-796-6704

FOR IMMEDIATE RELEASE
Goodyear Achieves Record First Quarter Results
•	Quarterly sales up 10 percent to record $4.9 billion
•	Net income of $147 million, 60 cents per share, up $321 million from last year
•	International businesses achieve record sales, segment operating income
•	Substantial segment operating income improvement in all four businesses
•	Cost savings programs on target, more than $1.2 billion achieved to date
•	Investor meeting planned for June 26 in New York
     AKRON, Ohio, April 25, 2008 — The Goodyear Tire & Rubber Company today reported record first quarter sales and its highest first quarter net income in several years.
     Goodyear’s first quarter 2008 sales were $4.9 billion, a 10 percent increase compared with the 2007 quarter, offsetting lower volumes with higher prices, a richer product mix and favorable currency translation.
     Improved pricing and product mix in all four businesses drove revenue per tire up 7 percent over the 2007 quarter, reflecting the company’s successful strategy to focus on high-value-added tires. Lower volume primarily resulted from weak original equipment markets in North America as well as soft consumer replacement demand in North America and Europe, particularly for low-value-added tires.
     “Our excellent first quarter results demonstrate the success of our strategies to grow our higher-margin premium product lines, reduce costs and pay down debt,” said Robert J. Keegan, chairman and chief executive officer.
     “Each of our four businesses improved margins and operating income as we capitalized on attractive growth opportunities in targeted market segments,” he said.
     “While the economy remains a concern, we continue to be confident about the opportunities we see in the market and our ability to take advantage of them,” Keegan said. “Over the last five years, our strategic decisions have better positioned Goodyear to face an economic downturn and to emerge as a stronger competitor.”
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     Goodyear said it made additional progress during the first quarter on its plan to achieve $1.8 billion to $2 billion in gross cost savings by the end of 2009. “We have now achieved more than $1.2 billion in savings since beginning this plan and remain on target to reach our four-year goal,” Keegan said.
     Segment operating income set a first quarter record at $367 million in 2008, up 62 percent from $226 million in the strike-affected 2007 first quarter. Gross margin was 19.9 percent for the 2008 first quarter compared to 16.8 percent last year.
     Segment operating income benefited from improved pricing and product mix of $157 million, which more than offset increased raw material costs of $13 million.
     Favorable currency translation positively impacted sales by $341 million and segment operating income by $27 million in the quarter.
     First quarter 2008 net income from continuing operations was $147 million (60 cents per share). This compares to a loss from continuing operations of $110 million (61 cents per share) in the year-ago quarter. Including discontinued operations, Goodyear had a net loss of $174 million (96 cents per share) in 2007’s first quarter. All per share amounts are diluted.
     The 2008 quarter included after-tax financing fees related to debt repayment of $43 million (18 cents per share), $13 million (5 cents per share) in after-tax rationalization charges, an after-tax gain on asset sales of $33 million (13 cents per share) and an after-tax gain on an excise tax settlement in Latin America of $8 million (3 cents per share).
     The 2007 quarter was impacted by after-tax charges of $64 million (35 cents per share) due to salaried benefit plan changes, an estimated $34 million (19 cents per share) related to the 2006 United Steelworkers strike and $31 million (17 cents per share) in rationalization and accelerated depreciation charges.
     See the table at the end of this release for a list of significant items impacting continuing operations from the 2008 and 2007 quarters.
Business Segments
     All three of the company’s businesses outside of North America achieved record sales for any quarter during the 2008 first quarter as the emerging markets businesses continued to grow.
     Segment operating income increased in all four businesses. Segment operating income for the Latin America and Asia Pacific businesses were records for any quarter. Segment operating income for the Europe, Middle East and Africa business was a first quarter record.
     See the note at the end of this release for further explanation and a segment operating income reconciliation table.
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North American Tire

	First Quarter
(in millions)	2008	2007
Tire Units	17.8	19.3
Sales	$1,997	$2,017
Segment Operating Income (Loss)	32	(20)
Segment Operating Margin	1.6%	(1.0)%
     North American Tire’s first quarter sales decreased 1 percent from last year. The 2007 quarter included approximately $150 million in sales from T&WA, which was divested in December 2007. Sales in the 2008 quarter were impacted by reduced original equipment volume resulting from lower vehicle production and a decline in the consumer replacement tire market, particularly for low-value-added tires. Sales benefited from strong pricing and product mix as well as market share gains for Goodyear and Dunlop brand tires in the consumer replacement market.
     Segment operating income increased $52 million primarily due to improved pricing and product mix of $67 million, which more than offset increased raw material costs of $5 million. Lower selling, administrative and general expenses and structural cost savings, including savings from the 2006 contract with the USW, were partially offset by lower volume and transitional manufacturing costs.
     The company estimates the USW strike reduced 2007 first quarter sales by $102 million and segment operating income by $34 million.
Europe, Middle East and Africa Tire

	First Quarter
(in millions)	2008	2007
Tire Units	20.0	20.1
Sales	$1,950	$1,688
Segment Operating Income	172	139
Segment Operating Margin	8.8%	8.2%
     Europe, Middle East and Africa Tire’s first quarter sales were a record for any quarter and increased 16 percent over last year due to favorable currency translation, improved pricing and product mix and market share gains in the consumer replacement and commercial replacement markets.
     Segment operating income was a first quarter record and up 24 percent due to improved pricing and product mix of $40 million, which more than offset increased raw material costs of $4 million. Favorable currency translation and lower selling, administrative and general expenses offset higher manufacturing costs related to ongoing labor issues in France and higher transportation costs.
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Latin American Tire

	First Quarter
(in millions)	2008	2007
Tire Units	5.2	5.3
Sales	$530	$410
Segment Operating Income	114	78
Segment Operating Margin	21.5%	19.0%
     Latin American Tire’s first quarter sales were a record for any quarter and increased 29 percent over 2007 due to improved pricing and product mix and favorable currency translation.
     Segment operating income was a record for any quarter, increasing 46 percent compared to the prior year. Improved pricing and product mix of $37 million, a $12 million gain from the settlement of an excise tax case and favorable currency translation more than offset higher manufacturing costs and selling, administrative and general expenses.
Asia Pacific Tire

	First Quarter
(in millions)	2008	2007
Tire Units	4.9	4.5
Sales	$465	$384
Segment Operating Income	49	29
Segment Operating Margin	10.5%	7.6%
     Asia Pacific Tire’s first quarter sales were a record for any quarter and up 21 percent over last year due to favorable currency translation, higher volume and improved pricing and product mix.
     Segment operating income increased 69 percent and was a record for any quarter. The improvement was due to improved pricing and product mix of $13 million, which more than offset $4 million in increased raw material costs, as well as higher volume, favorable currency translation and lower selling, administrative and general expenses.
Conference Call
     Goodyear will hold an investor conference call at 9 a.m. today. Prior to the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
     Participating in the conference call with Keegan will be W. Mark Schmitz, executive vice president and chief financial officer, and Darren R. Wells, senior vice president, finance and strategy.
     Shareholders, members of the media and other interested persons may access the call on the Web site or via telephone by calling (706) 634-5954 before 8:55 a.m. A replay will be available at 3 p.m. by calling (706) 634-4556. The replay will also be available on the Web site.
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Investor Meeting
     Goodyear will hold an investor meeting in New York on June 26. Participating in the meeting will be Keegan and Schmitz, along with leaders of the company’s strategic business units and key functions.
     Further details, as well as information on accessing the meeting via webcast or telephone, will be announced at a later date.
     Goodyear is one of the world’s largest tire companies. Fortune magazine named Goodyear the World’s Most Admired Motor Vehicle Parts Company in its 2008 list of the World’s Most Admired Companies. The publication ranked Goodyear No. 1 in innovation, people management, use of assets and global orientation. The company is also listed on Forbes magazine’s list of the Most Trustworthy Companies in America and CRO magazine’s ranking of the 100 Best Corporate Citizens. Goodyear employs about 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; whether or not the various contingencies and requirements are met for the establishment of a Voluntary Employees’ Beneficiary Association (VEBA) to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations (unaudited)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

NET SALES	$4,942	$4,499

Cost of Goods Sold	3,961	3,741
Selling, Administrative and General Expense	635	663
Rationalizations	13	15
Interest Expense	89	125
Other (Income) and Expense	(6)	(20)

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	250	(25)
United States and Foreign Taxes	77	63
Minority Interest	26	22

Income (Loss) from Continuing Operations	147	(110)

Discontinued Operations	—	(64)

NET INCOME (LOSS)	$147	$(174)

Income (Loss) Per Share — Basic
Income (Loss) from Continuing Operations	$0.61	$(0.61)
Discontinued Operations	—	(0.35)

Net Income (Loss) Per Share — Basic	$0.61	$(0.96)

Weighted Average Shares Outstanding	240	180

Income (Loss) Per Share — Diluted
Income (Loss) from Continuing Operations	$0.60	$(0.61)
Discontinued Operations	—	(0.35)

Net Income (Loss) Per Share — Diluted	$0.60	$(0.96)

Weighted Average Shares Outstanding	244	180

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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheet (unaudited)
(In millions)

	March 31,	December 31,
	2008	2007

Assets:
Current Assets:
Cash and Cash Equivalents	$2,216	$3,463
Restricted Cash	190	191
Accounts Receivable, less Allowance — $88 ($88 in 2007)	3,629	3,103
Inventories:
Raw Materials	576	591
Work in Process	159	147
Finished Products	2,797	2,426

	3,532	3,164

Prepaid Expenses and Other Current Assets	257	251

Total Current Assets	9,824	10,172
Goodwill	783	713
Intangible Assets	165	167
Deferred Income Tax	81	83
Other Assets	439	458
Property, Plant and Equipment less Accumulated Depreciation — $8,586 ($8,329 in 2007)	5,808	5,598

Total Assets	$17,100	$17,191

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,513	$2,422
Compensation and Benefits	925	897
Other Current Liabilities	752	753
United States and Foreign Taxes	246	196
Notes Payable and Overdrafts	300	225
Long Term Debt and Capital Leases due within one year	92	171

Total Current Liabilities	4,828	4,664
Long Term Debt and Capital Leases	3,684	4,329
Compensation and Benefits	3,327	3,404
Deferred and Other Noncurrent Income Taxes	295	274
Other Long Term Liabilities	662	667
Minority Equity in Subsidiaries	1,087	1,003

Total Liabilities	13,883	14,341

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares — 241 (240 in 2007) after deducting 10 treasury shares (10 in 2007)	241	240
Capital Surplus	2,668	2,660
Retained Earnings	1,749	1,602
Accumulated Other Comprehensive Loss	(1,441)	(1,652)

Total Shareholders’ Equity	3,217	2,850

Total Liabilities and Shareholders’ Equity	$17,100	$17,191

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
     Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table
 (In millions)

	Quarter Ended
	March 31,
	(unaudited)
	2008	2007

Total Segment Operating Income	$367	$226
Rationalizations	(13)	(15)
Accelerated depreciation	—	(17)
Interest expense	(89)	(125)
Corporate incentive and stock-based compensation plans	(4)	(16)
Intercompany profit elimination	(9)	(17)
Curtailment	—	(64)
Retained expenses of discontinued operations	—	(4)
Other income and (expense)	6	18
Other	(8)	(11)

Income (Loss) from continuing operations before income taxes and minority interest	250	(25)
US and foreign taxes	77	63
Minority interest in net income of subsidiaries	26	(22)

Income (Loss) from continuing operations	147	(110)
Discontinued operations	—	(64)

Net Income (Loss)	$147	$(174)

Net Debt Reconciliation Table
 (In millions)

	March 31,	Dec. 31,
	2008	2007

Long term debt and capital leases	$3,684	$4,329
Notes payable and overdrafts	300	225
Long term debt and capital leases due within one year	92	171

Total debt	4,076	4,725
Less: cash and cash equivalents	2,216	3,463

Net Debt	$1,860	$1,262

Change in Net Debt	$598

First Quarter Significant Items (after tax) Impacting Continuing Operations
2008
•	Financing fees related to debt repayment, $43 million (18 cents per share)
•	Rationalization charges, $13 million (5 cents per share)
•	Gain on asset sales, $33 million (13 cents per share)
•	Gain on excise tax settlement in Latin America, $8 million (3 cents per share)
2007
•	Curtailment charge related to salaried benefit plan changes, $64 million (35 cents per share)
•	Estimated impact of USW strike, $34 million (19 cents per share)
•	Rationalization charges including accelerated depreciation, $31 million (17 cents per share)
•	Loss due to a plant fire in Asia, $3 million (2 cents per share)
•	Gain on a property sale in Asia, $6 million (3 cents per share)